Exhibit 3.9

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF ABC BANCORP

          Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code, as amended (the “Code”), the undersigned, on behalf of ABC BANCORP, a Georgia corporation (the “Corporation”), hereby submits the following information:

          1.          The name of the Corporation is ABC Bancorp.

          2.          An amendment to the Articles of Incorporation of the Corporation was recommended by the Board of Directors of the Corporation to its shareholders on March 20, 2001.

          3.          The following amendment to the Articles of Incorporation of the Corporation was duly adopted by the shareholders of the Corporation, pursuant to Section 14-2-1003 of the Code and in accordance with Section 14-2-1006 of the Code, on May 15, 2001.

          4.          Effective as of the date hereof, the Articles of Incorporation of the Corporation are hereby amended by deleting Article V thereof in its entirety and substituting the following Article V in lieu thereof:

“Article V.

The maximum amount of shares of stock that this corporation shall be authorized to issue shall be 35,000,000 shares which are to be divided into two classes as follows:

30,000,000 shares of Common Stock, par value $1.00 per share; and

5,000,000 shares of Preferred Stock.

The Common Stock may be created and issued from time to time in one or more series with voting rights for each series as determined by the Board of Directors of the corporation and set forth in the resolution or resolutions providing for the creation and issuance of the stock in such series. The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors of the corporation and set forth in the resolution or restrictions providing for the creation and issuance of the stock in such series.”

          5.          All other provisions of the Articles of Incorporation of the Corporation shall remain in full force and effect.

          6.          The effective time and date of these Articles of Amendment shall be upon the filing hereof.

          EXECUTED this 17th day of May, 2001.

ABC BANCORP

	By:	/s/ KENNETH J. HUNNICUTT

Kenneth J. Hunnicutt, Chief Executive Officer and President

ATTEST:

/s/ CINDI H. LEWIS

Cindi H. Lewis, Secretary